Exhibit (h)(4)

AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the “Plan”) dated July 1, 2005 constitutes the shareholder services plan of the Shares of the series (the “Funds”) of Forward Funds (the “Trust”) listed on Exhibit A (or specific classes of a Fund as indicated on Exhibit A).

Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers (“Participating Organizations”), an aggregate fee in an amount not to exceed on an annual basis: (i) 0.20% for Advisor Class Shares; (ii) 0.15% for Investor Class Shares; (iii) 0.05% for Institutional Class Shares (up to 0.10% for the Forward Frontier Strategy Fund, Forward CorePlus Fund, Forward High Yield Bond Fund, Forward Investment Grade Fixed-Income Fund, Forward International Equity Fund, Forward Extended MarketPlus Fund and Forward Strategic Alternatives Fund); (iv) 0.20% for Class A Shares; (v) 0.25% for Class B Shares and 0.25% for Class C Shares; and (vi) 0.10% for Class M Shares (the Advisor Class, Investor Class, Institutional Class, Class A, Class B, Class C and Class M Shares are collectively referred to herein as “Shares”) of the average daily net asset value of the respective class of Shares of such Fund (the “Plan Fee”) as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

Approved: June 9, 2005

Amended December 7, 2006

Amended March 8, 2007

Amended January 8, 2008

Amended May 1, 2008

Amended September 16, 2008

Amended November 7, 2008

Amended January 8, 2009

Amended April 29, 2009

Amended June 3, 2009

Amended June 26, 2009

Amended September 25, 2009

As Amended January 13, 2010, Effective May 1, 2010

As Amended September 20, 2010

As Amended April 19, 2011

As Amended May 1, 2011

As Amended September 8, 2011

Exhibit A

(to the Forward Funds Shareholder Services Plan)

November 1, 2012

Forward Aggressive Growth Allocation Fund (Class C only)

Forward Balanced Allocation Fund (Class C only)

Forward Commodity Long/Short Strategy Fund

Forward Core Strategy Long/Short Fund

Forward CorePlus Fund (Institutional Class only)

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Extended MarketPlus Fund (Institutional Class and Class C only)

Forward Floating NAV Short Duration Fund

Forward Focus Fund

Forward Frontier Strategy Fund

Forward Global Credit Long/Short Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund (Class C only)

Forward Growth Allocation Fund (Class C only)

Forward High Yield Bond Fund (Institutional Class and Class C only)

Forward Income & Growth Allocation Fund (Class C only)

Forward Income Builder Fund (Class C only)

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund (Institutional Class only)

Forward Large Cap Dividend Fund

Forward Managed Futures Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Strategic Alternatives Fund (Institutional and Investor Class only)

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward U.S. Government Money Fund (Class C only)